Exhibit 99.1

NEWS BULLETIN FROM:	RE:	15301 Ventura Blvd., Bldg B, Suite 300 Sherman Oaks, CA 91403 (818) 662-9800 NYSE: SZ

AT THE COMPANY:		AT FINANCIAL RELATIONS BOARD:
Keith Wall	Liz Baskerville	Laurie Berman	Tricia Ross
Vice President and CFO	Director, Planning	General Information	Investor/Analyst Contact
(818) 662-9800	(818) 662-9800	(310) 854-8315	(617) 520-7064

FOR IMMEDIATE RELEASE

Worldwide Restaurant Concepts, Inc. Signs Definitive Merger Agreement

with Affiliates of Pacific Equity Partners Pty Limited

SHERMAN OAKS, Calif., April 29, 2005 — Worldwide Restaurant Concepts, Inc. (NYSE: SZ) announced today that it has entered into a definitive merger agreement with affiliates of leading Australasian private equity firm, Pacific Equity Partners, pursuant to which the affiliates of Pacific Equity Partners will acquire all outstanding capital stock of Worldwide Restaurant Concepts for a purchase price of $7.00 per share, based on the merger consideration formula in the merger agreement using the exchange rate of U.S. dollar to Australian dollar of 0.7806 on April 28, 2005.  The actual per share merger consideration will be determined by the merger agreement formula using the U.S. dollar to Australian dollar exchange rate one business day before the closing date of the merger.  The terms of the merger agreement provide that the per share consideration will vary from a floor of $6.65 if the U.S. dollar to Australian dollar exchange rate is 0.7339 or below to a high of $7.25 if the exchange rate is 0.8140 or above.  During the past 120 days, the exchange rate of Australian dollars to the U.S. dollar has varied from a low of 0.7553 to a high of 0.7984.  The merger agreement formula results in 83% of the exchange rate fluctuation being reflected in the merger consideration, subject to the minimum and maximum per share prices.

A purchase price of $7.00 represents a 42% premium to the Worldwide Restaurant Concepts closing price on April 28, 2005 of $4.92 and a 99% premium to the closing price on December 7, 2004 of $3.52, the day prior to the Company’s announcement of the engagement of Houlihan, Lokey, Howard and Zukin to explore strategic alternatives to increase shareholder value.

Upon completion of the transaction, the affiliates of Pacific Equity Partners will own all of the outstanding capital stock of Worldwide Restaurant Concepts and the stock of Worldwide Restaurant Concepts will no longer be traded publicly.

- more -

The transaction is subject to the approval of WRC’s stockholders, as well as customary closing conditions, including receipt of regulatory approvals and certain third party consents, including, but not limited to, the approval by YUM! Brands, Inc. of the transfer of franchise agreements for the Company’s KFC® stores in Australia, and receipt by Pacific Equity Partners of equity and debt financing required to complete the transaction. The transaction is expected to be completed in the third calendar quarter of 2005.

“After reviewing all our options, we believe that this merger not only offers the greatest value to our shareholders, but also provides a corporate structure that will allow our brands to achieve their full potential,” commented Chuck Boppell, CEO of Worldwide Restaurant Concepts.

“Worldwide Restaurant Concepts has a great portfolio of brands and an excellent track record as a restaurant operator. We are excited about working with the management team to further develop the business” said Rob Koczkar, Managing Director of Pacific Equity Partners.  Pacific Equity Partners are being advised by UBS AG.

In connection with the proposed merger, Worldwide Restaurant Concepts will file a proxy statement with the Securities and Exchange Commission and will mail the proxy statement to its stockholders.  Stockholders and investors are urged to read the proxy statement regarding the proposed merger when it becomes available because it will contain important information. Stockholders and investors may obtain a free copy of the proxy statement (when available) and other related documents filed by Worldwide Restaurant Concepts with the SEC at their website at www.sec.gov. The proxy statement (when available) and the other documents may also be obtained for free by accessing Worldwide Restaurant Concept’s website at www.wrconcepts.com.  Worldwide Restaurant Concepts, Pacific Equity Partners and their respective officers and directors may be deemed to be participants in the solicitation of proxies with respect to the transactions contemplated by the merger agreement.  Information about the participants in the solicitation will be set forth in the proxy statement to be filed with the SEC.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc. operates, franchises or joint ventures 306 Sizzler® restaurants worldwide, 112 KFC® restaurants located primarily in Queensland, Australia, and 22 Pat & Oscar’s® restaurants. Worldwide Restaurant Concepts reported revenues of $347.2 million (over 70% of which was generated in Australia) for its fiscal year ended April 30, 2004, and earnings of $4.0 million, or $0.09 per diluted share. Additional information about the Company can be found at www.wrconcepts.com.

About Pacific Equity Partners

Pacific Equity Partners is a leading Australasian private equity firm focusing on buyouts and late stage expansion capital.  The firm has been actively investing since 1998 and currently has over A$700 million of equity funds under management. Pacific Equity Partners works with management teams, providing experience and capital resources to grow value in a range of business situations. Additional information about Pacific Equity Partners can be found at www.pep.com.au .

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, particularly statements related to enhancing stockholder value through a possible sale of the Company or other alternatives.  These statements relate to expectations about future events or results and are based upon information available to the Company as of today’s date.  They also involve certain risks and uncertainties regarding the Company’s business and operations and the restaurant industry.  These forward-looking statements are not guarantees of the future performance of the Company and actual events or results may vary materially from the events and results discussed in this press release or in any other forward-looking statements made by or on behalf of the Company.  The Company cautions that these forward-looking statements are qualified further by other important factors, including, but not limited to, the outcome and effects of the Company’s exploration of strategic alternatives and the risks and cautionary statements set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2004 and its other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update or revise any of the forward-looking statements contained herein to reflect future events or developments.